EXHIBIT 11.1

INDEPENDENT AUDITOR’S INCLUSION LETTER

We agree to the inclusion in the Cardone Non Accredited Fund, LLC Post-Qualification Preliminary Offering Circular Amendment No. 4 dated July 29, 2025 of our report, dated April 30, 2025, on our audit of the financial statements of Cardone Non Accredited Fund, LLC for the years ended December 31, 2024 and 2023.

Kaufman, Rossin & Co., P.A.

July 29, 2025

Miami, Florida